Exhibit 99.1

NEWS RELEASE

Golden Queen Announces Financial Results

for the Third Quarter of 2018

VANCOUVER, BRITISH COLUMBIA – November 8, 2018 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) announces its financial results for the quarter ended September 30, 2018 at its 50%-owned Soledad Mountain gold-silver mine (the “Mine”) located south of Mojave, California. The financial results were filed today on Form 10-Q with the United States Securities and Exchange Commission. Unless otherwise stated, all amounts are illustrated in thousand US dollars and reflect 100% of the financial results of Golden Queen Mining Company, LLC (“GQM LLC”), the Company’s 50%-owned subsidiary that holds the Mine unless otherwise stated.

THIRD QUARTER OPERATIONAL HIGHLIGHTS

•	Gold production of 12,943 ounces
•	Silver production of 121,843 ounces
•	Average gold and silver grade placed this quarter was 0.025 ounces per ton gold and 0.399 ounces per ton silver

KEY METRICS

Mining	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17
Ore mined (‘000 tons)	916	1,473	1,135	973	928
Waste mined: ore mined ratio	4.3:1	1.7:1	2.3:1	3.7:1	4.3:1
Gold grade placed (oz/ton)	0.025	0.020	0.019	0.012	0.013
Silver grade placed (oz/ton)	0.399	0.347	0.313	0.225	0.180
Gold sold (oz)	12,798	9,892	6,529	9,971	12,255
Silver sold (oz)	100,408	96,127	53,612	73,501	47,977
Total cash costs ($/t placed) (1)	19.47	16.56	18.06	17.58	16.99
Apparent gold cumulative recovery(1) (%)	67.1	69.1	71.5	75.5	73.0
Apparent silver cumulative recovery(1) (%)	28.5	27.7	27.1	27.4	25.8

Financial(1)	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17
Revenue ($000)	16,855	14,485	9,585	13,939	16,496
Income (loss) from mine operations ($000)	(1,229)	2,991	(6,449)	(5,512)	(1,839)
General & administrative expenses ($000)	(839)	(879)	(1,254)	(1,936)	(1,171)
Total other income (expenses) ($000)	(1,289)	(1,508)	(1,360)	1,396	(214)
Net & comprehensive income (loss) ($000)	(3,357)	602	(9,063)	(1,327)	(3,224)
Net & comprehensive income (loss) attributable to LTD ($000)	(2,403)	(632)	(5,417)	2,188	(1,889)
Average realized gold price(1) ($/oz sold)	1,201	1,302	1,330	1,275	1,280
Average realized silver price(1) ($/oz sold)	14.77	16.62	16.70	16.61	16.89

(1)	Total cash costs, apparent cumulative recovery and All-in sustaining costs (see below) are financial performance measures with no standard meaning under General Accounting Accepted Principles in the US (“US GAAP”). See below in this news release for information on non-GAAP measures used in this news release.
(2)	Total cash costs – net of by-product credits figure incorporates inventory changes and other adjustment.
(3)	Total cash costs figure does not incorporate inventory changes and other adjustment.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•	Attributable net loss for the third quarter totaled $2.4 million, or $(0.01) loss per share, on a basic and diluted basis
•	Revenue totaled $16.86 million in the third quarter
•	Gold sold in the third quarter totaled 12,798 ounces at an average realized gold price of $1,201 per ounce
•	Silver sold in the third quarter totaled 100,408 ounces at an average realized silver price of $14.77 per ounce
•	Cash balances as at September 30, 2018 totaled $8.4 million
•	Total cash costs net of by-product credits of $1,047 per ounce produced for the third quarter
•	All-in sustaining costs(2) of $1,086 net of by-product credits per ounce produced for the third quarter

During the third quarter ended September 30, 2018, the net loss attributable to the Company was $2.4 million (or $0.01 on a basic and diluted basis), compared to a net loss of $1.9 million (or $0.01 on a basic and diluted basis), for the corresponding period in 2017.

The Company had revenues from operations during the three months ended September 30, 2018 in the amount of $16.86 million from the sales of 12,798 ounces of gold and 100,408 ounces of silver. The Company’s operational revenue during the three months ended September 30, 2017 was $16.5 million.

The Company had, on a consolidated basis, $29.1 million in current assets, including $8.4 million in cash, and a working capital deficit of $11.4 million as at September 30, 2018, compared with $12.7 million in assets, including $2.9 million in cash, and working capital deficit of $13.1 million as at December 31, 2017.

The financial position and results for the quarter ended September 30, 2018 are summarized in the tables below and are presented on a 100% project ownership basis unless otherwise noted (the figures on the table are expressed in thousands of US dollars, except share amounts, unless otherwise noted):

Financial Position	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17
Cash	8,417	10,538	18,230	2,937	4,683
Prepaid expenses & other current assets	309	792	685	699	344
Inventories	20,327	17,108	9,928	9,028	11,952
Property, plant, equipment & mineral interests	137,981	141,407	141,641	141,848	141,194
Advance minimum royalties	471	304	304	304	304
Total assets	167,505	170,149	170,788	154,816	158,477
Working capital (deficit)	(11,378)	(9,792)	10,937	(13,102)	(9,088)
Current liabilities	40,431	38,230	17,906	25,766	26,067
Long-term liabilities	17,395	18,916	40,518	42,036	44,135
Shareholders’ equity	86,811	95,494	89,608	62,800	62,654

Net Income	Q3’18	Q2’18	Q1’18	Q4’17	Q3’17
Net Income (loss) & comprehensive income (loss) attributable to Golden Queen	(2,403)	(632)	(5,417)	2,188	(1,889)
Basic & diluted income (loss) per share attributable to the Company	$(0.01)	$(0.00)	$(0.03)	$0.02	$(0.02)

MINING

In the third quarter of 2018, the Company continued to develop the East Pit. It is anticipated that the transition to the East Pit will provide the majority of ore production for at least the next two years where higher ore tonnage and grade and lower waste tons are expected. The plan is to increase the delivery of ounces to the heap leach pad by selectively mining higher grade tons as much as practical. Operations during the third quarter of 2018 show continued improvement in gold ounces loaded on the pad. As a result of the drill program completed during first quarter of the year, a new life of mine plan is currently being prepared.

During the third quarter of 2018, Soledad Mountain recorded a mined gold grade of 0.026 ounces per ton, the highest quarterly result since the beginning of mine operations. It is anticipated that higher grade ore mined and processed during the third quarter of 2018 will benefit gold production in the fourth quarter of 2018 and the first quarter of 2019. Production in the third quarter was 12,943 ounces of gold and 121,843 ounces of silver. The improved result compared to preceding quarters was driven by the higher-grade ore placed on the pad since the beginning of the year.

Through the first 13 benches mined in the East Pit, ore production has encountered almost 35% more gold ounces than indicated in the mine plan based on the geological model. The strip ratio in the East Pit has been near expectation and there has been an increase in waste stripping at the top of the mountain during the quarter to facilitate ore mining in 2019 and 2020. This advanced stripping negatively impacts current operating costs.

For the third quarter, ore mining rate has been roughly matched to pad-loading production (little stockpile movement). The amount of tons mined increased due to increased stripping in the East Pit phase 2. During the period, there was significant unplanned downtime associated with the jaw and secondary crushers. In addition, the maintenance crew replaced the rolls on the HPGR during the third quarter, a year later than forecast. Merrill-Crowe plant performance improved greatly in the third quarter. The recovery of gold from solution averaged over 90% in the quarter from the low 80's in previous quarters. Better clarifier performance as well as a change in the procedure for restarting filter presses after cleaning were responsible for the improvement.

Column testing of monthly sample composites show that leaching is generally in line with the feasibility study predictions. Actual leach results from the heap show good recovery that ties well with the projected recovery curves in the feasibility study for ultimate gold recovery. However, East Pit ore leaching exhibits slightly slower leach kinetics than the Northwest/Main Pit phase 1 ore. In addition, recently stacked ore has not been leached for a full cycle yet. It is expected that full-cycle leaching will produce results close to feasibility study ultimate recovery. Currently, less than half the pad is under leach due to the stacking configuration and this significantly delays the recovery of gold and silver from the latter parts of the leach cycle.

The Company has initiated the process of permitting additional infrastructure for ongoing operations and planned activities that are expected to extend the mine life of Soledad Mountain beyond the initial 11 years contemplated in the 2015 Feasibility Study.  The process is ongoing and it is anticipated to take approximately one to two years.

For the three months ended September 30, 2018, the Company recorded aggregate sales of $3.6 thousand. The Company was added to the California AB 3098 list last year which allows the Company to sell its aggregate to state and municipal agencies. The Company will not include the sale of aggregate in cash flow projections until such time as a long-term contract for the sale of products has been secured.

Technical Information

The scientific and technical content of this news release was reviewed, verified and approved by Golden Queen Mining Company LLC’s Timothy Mazanek, SME, a qualified person as defined by National Instrument 43-101.

About Golden Queen Mining Co. Ltd.:

Golden Queen is an emerging gold and silver producer holding a 50% interest in an open pit, heap leach mining operation on the Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com

Caution with Respect to Forward-looking Statements: Except for statements of historical fact contained herein, the information in this press release includes certain “forward-looking information” or "forward-looking statements" within the meaning of applicable Canadian and U.S. securities legislation. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “will continue to”, or similar terminology. Forward-looking statements include but are not limited to, statements related to expected production rates, ore output and grade results, plans and intentions with respect to activities on the Project, and the results of ongoing drilling supporting past resource estimates. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Forward-looking information is based on reasonable assumptions that have been made by the Company as at the date of such information and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to differ materially from statements in this press release regarding our intentions including, without limitation, risks and uncertainties regarding: accidents; equipment breakdowns; commodity prices; changes in planned work resulting from logistical, technical or other factors; that results of operations on the Project will not meet projected expectations due to any combination of technical or operational factors; and other risks and uncertainties disclosed in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2017. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, investors should not put undue reliance on forward-looking statements. Any forward-looking statement made by the Company in the press release is based only on information currently available to us and speaks only as of the date on which it is made. The Company does not undertake to update any forward-looking information that is contained or incorporated by reference herein, except in accordance with applicable securities laws.

NON-GAAP MEASURES: “Total cash costs” are common financial performance measures in the gold mining industry but with no standard meaning under US GAAP. Management believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors use this information to evaluate our performance and ability to generate cash flow. Accordingly, it is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. The measure, along with sales, is considered to be a key indicator of a Company’s ability to generate earnings and cash flow from its mining operations. Total cash cost figures are calculated in accordance with a standard developed by The Gold Institute, which was a worldwide association of suppliers of gold and gold products and included leading North American gold producers. The Gold Institute ceased operations in 2002, but the standard is the accepted standard of reporting cash cost of production in North America. Adoption of the standard is voluntary and the cost measures presented may not be comparable to other similarly titled measures of other companies. Other companies may calculate these measures differently. Total cash costs are derived from amounts included in the statement of operations and include direct mining costs and site general and administrative costs. The direct mining costs shown on the table below include mine site operating costs such as mining, processing, smelting, refining, third party transportation costs, advanced minimum royalties and production costs less silver metals revenues. Management has determined that silver metals revenues when compared with gold metals revenues, are immaterial and therefore are considered a by-product of the production of gold.